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                                                                    EXHIBIT 99.1


                  [NATIONAL ENERGY GROUP, INC. LETTERHEAD]




FOR IMMEDIATE RELEASE
                                                For further information contact:
                                                                    Miles Bender
                                                                    214/692-9211




                          NATIONAL ENERGY GROUP, INC.
             TO COMMENCE PRIVATE $100 MILLION SENIOR NOTE OFFERING


         DALLAS, TEXAS, October 10, 1996 -- National Energy Group, Inc. (NASDAQ:NEGX) announced today that it intends to commence an offering of $100 million principal amount of ten year, senior notes in the near future. The offering will be made as a private placement pursuant to Rule 144A. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         If consummated, the proceeds of the offering will be used to repay borrowings under its existing credit facility and to fund its oil and natural gas exploitation, development, exploration and acquisition projects.

         National Energy Group, Inc. is an independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in Texas, Oklahoma, New Mexico and Louisiana.